UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
The Meridian Resource Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GLASS LEWIS RECOMMENDS MERIDIAN
STOCKHOLDERS VOTE “FOR” PROPOSED
MERGER WITH ALTA MESA
Houston, Texas — March 17, 2010 — The Meridian Resource Corporation (NYSE: TMR) today announced that Glass Lewis & Company, an independent proxy advisory firm, recommended that Meridian Resource stockholders vote “FOR” the proposed merger of Alta Mesa Holdings.
Glass Lewis & Company provides voting advice to hundreds of institutional investors, mutual and pension funds and other fiduciaries. In recommending that Meridian Resource stockholders vote “FOR” the proposed merger. Glass Lewis stated in its conclusion: “Given the implicit consequences to shareholders of the Company’s failure to complete the proposed transaction, we believe it is more beneficial for shareholders to approve the only currently binding offer and secure certain value for their Meridian holdings than it would be to reject the merger with Alta Mesa and, pending actions by the Company’s creditors, receive uncertain value if any.”
Under terms of the agreement, Meridian Resource stockholders will be entitled to receive $0.29 per share in cash for each share owned. The stockholder vote on the transaction will take place at a special meeting to be held Tuesday, March 30, 2010 at 10:00 a.m., central time, at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney in Houston, Texas. Meridian’s shareholders of record as of the close of business on February 8, 2010 will be entitled to notice of, and to vote at, the special meeting.
Your vote is important to us and we need your support. A failure to cast any vote on the merger proposal will have the same effect as a vote against the proposal. Therefore, regardless of the number of shares you own, it is important they be represented at the meeting.
Time is short — please vote your proxy by telephone, Internet or mail today!
•	VOTE BY TOUCHTONE PHONE: You may cast your vote by calling the toll-free number on the proxy card you received in the mail. Follow the instructions on your proxy card to cast your ballot.

•	VOTE THROUGH THE INTERNET: You may cast your vote by logging into the Internet address located on the enclosed proxy card you received and follow the instructions on the website.

•	VOTE BY MAIL: You may cast your vote by mail by signing, dating and mailing the enclosed proxy card you received in the postage-prepaid return envelope provided.
YOUR PARTICIPATION IS IMPORTANT — PLEASE VOTE TODAY!
If you have any questions relating to the special meeting, voting your shares, or need to request additional proxy materials, you may call our proxy solicitation advisors, The Altman Group, toll-

1401 Enclave Parkway, Suite 300      •      Houston, Texas 77077      •      (281) 597-7000      •      www.tmrc.com

free at (877) 864-5052 between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time, Monday through Friday.
Forward-Looking Statements
Statements identified by the words “expects,” “plans,” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties regarding the transactions described that may cause actual future activities and results to be materially different from those suggested or described in this press release. Risks and uncertainties regarding the proposed merger with Alta Mesa Holdings, LP and the other transactions described include, but are not limited to, the possibility that the closing of the merger does not occur, either due to the failure of closing conditions, including the approval of the shareholders of Meridian, rights of the parties to terminate the merger agreement, or other reasons, risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger, the outcome of legal proceedings that have been, or may be, initiated against Meridian related to the merger and the amount of the costs, fees, expenses and charges related to the merger. Other risks relating to Meridian are described in Meridian’s documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K, as amended, for the year ended December 31, 2008 and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q, including risks associated with our default under our credit facility and other lending arrangements.
About Meridian
The Meridian Resource Corporation is an independent oil and natural gas company that explores for, acquires and develops oil and natural gas properties. Through its wholly owned subsidiaries, Meridian holds interests primarily in the onshore oil and natural gas regions of south Louisiana and Texas and offshore in the Gulf of Mexico.
FOR MORE INFORMATION CONTACT:
Lance L. Weaver at (281) 597-7125
lweaver@tmrx.com
The Meridian Resource Corporation Website: www.tmrc.com
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1401 Enclave Parkway, Suite 300      •      Houston, Texas 77077      •      (281) 597-7000      •      www.tmrc.com